Exhibit 5.1 and 23.1

[Reed Smith LLP Letterhead]

November 3, 2020

Kennametal Inc.

600 Grant Street, Suite 5100

Pittsburgh, Pennsylvania 15219-2706

Re: Registration Statement on Form S-8 for Kennametal Inc.
2020 Stock and Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Kennametal Inc., a Pennsylvania corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) on Form S-8 (the “Registration Statement”) of the issuance by the Company from time to time of up to 7,280,000 shares of its Common Stock, par value $1.25 per share (the “Shares”) under the Company’s 2020 Stock and Incentive Plan (the “Plan”).

We have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, and when the Registration Statement has become effective under the Act and when the Shares have been duly issued in accordance with the Plan, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Pennsylvania, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Reed Smith LLP
REED SMITH LLP